                                                                      EXHIBIT 99

                                        Contact:     William Schwartz, President
                                                                  (203) 227-6140

                    TBM HOLDINGS ANNOUNCES THE ACQUISITION OF
                             LEE ENGINEERING COMPANY

Westport, Connecticut (May 18, 2000) - TBM Holdings (OTC Bulletin Board:TBMH) today announced that its subsidiary, Long Reach Holdings, Inc., has completed the acquisition of Lee Engineering Company. The consideration paid for the company was $7.38 million cash, subject to closing adjustments.

Lee Engineering is a manufacturer of material handling equipment including pallet stackers, scissor lifts and dock lifts marketed under the Presto brand name. The company reported net revenues of approximately $17 million for the fiscal year ended December 31, 1999. Lee Engineering operates in a single manufacturing location in Pawtucket, Rhode Island. Immediately following the closing, the company will be renamed Presto Lifts, Inc.

Anand Sharma, Chairman and CEO of TBMH, noted, "The acquisition of Lee Engineering as an add on acquisition for Long Reach Holdings reflects our growth strategy in the material handling industry. There are significant opportunities to acquire niche manufacturers within the material handling industry which are complementary to our current product offering."

William Schwartz, President of TBMH, commented, "Lee's product lines are highly synergistic with Long Reach's Rol-Lift product lines. Our management team will be working together with the Lee management team to achieve sales channel, distribution, and operating efficiencies as we assimilate this acquisition. Additionally, we look forward to introducing the Kaizen process at Lee Engineering to seek to enhance operating efficiencies."

TBMH will use reasonable efforts to cause the shares purchased in the Company's June 1999 and February 2000 private placements to be registered with the Securities and Exchange Commission as soon as practicable. The Company intends to use all reasonable efforts to file a registration statement covering these shares with the SEC during the third quarter of 2000; the effectiveness of any such registration statement is subject to SEC review. Additionally, the Company will seek to be listed on NASDAQ's SmallCap Market by the end of 2000.

TBMH seeks to acquire underperforming manufacturing companies in the material handling industry and use the Kaizen Growth Strategy to seek to improve operating performance and profitability. TBMH believes that its available capital and bank financing will enable it to pursue these acquisitions.

This press release contains forward looking statements, as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including risks and uncertainties detailed from time to time in the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. TBMH undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.